Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumos Networks Corp.:

The audits referred to in our report dated March 7, 2014, with respect to the consolidated financial statements of Lumos Networks Corp. and subsidiaries (the Company), included the related financial statement schedule (Schedule II ‑ Valuation and Qualifying Accounts) for each of the years in the three-year period ended December 31, 2013, included in Item 15(a)2 of the December 31, 2013 annual report on Form 10‑K of Lumos Networks Corp. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement No. 333-177627 on Form S-8 and Registration Statement No. 333-190825 on Form S-3 of Lumos Networks Corp. of our reports dated March 7, 2014, with respect to the consolidated balance sheets of Lumos Networks Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss),  cash flows, and equity for each of the years in the three-year period ended December 31, 2013,  and the related financial statement schedule for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013,  which reports appear in the December 31, 2013 annual report on Form 10-K of Lumos Networks Corp.

/s/ KPMG LLP

Richmond,  Virginia

March 7, 2014